Allied Healthcare International Appoints Ann Thornburg and
Sophia Corona to Its Board of Directors

NEW YORK – November 20, 2006 – Allied Healthcare International Inc. (Nasdaq: AHCI), (AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, has appointed Ann Thornburg and Sophia Corona to its Board Of Directors. Ms. Thornburg and Ms. Corona will also join the Audit Committee and will bring the number of Board Members to ten.

Ann Thornburg, 57, has spent over 30 years with PricewaterhouseCoopers in a variety of senior client service and management positions, including 24 years as a partner.   She was an audit partner serving major health care clients of the Firm, and also served as a financial advisor for health care mergers, hospital construction and bond financing projects.   As a member of management at PricewaterhouseCoopers, she led the Health Care and Consumer and Industrial Products industry practices in Boston and the Northeast.  Ms. Thornburg was also elected to serve as a member of the Firm's U.S. Board of Partners and Principals from 2001-2005.

Ms. Thornburg is active in New England community affairs and has been a member of several professional associations, including an Overseer and Member of the Audit and Finance Committees at the Boston Children's Hospital Medical Center, Board member and former President of the Goddard House Nursing Home and Assisted Living Facilities, and a member of the Mayor's (Boston) and the Governor's (Massachusetts) Health Care Task Force. She has a Bachelors of Business Administration from the University of Wisconsin (Eau Claire) and a Masters of Business Administration from Boston University.   Ann is a licensed Certified Public Accountant in Massachusetts.

Sophia Corona, 42, has over 20 years of high-level management experience and is a recognized leader in the Private Equity Community. She currently serves as a strategic financial consultant and over the past ten years has guided several companies through early stage development to successful exit strategies. She most recently served as the Chief Financial Officer of Bigfoot Interactive, where she assisted in the negotiation and approval of the acquisition of Bigfoot by Epsilon Interactive. Ms. Corona also has significant experience in the Hotel industry, including leading the accounting team at Ian Schrager Hotels, N.Y, where she was personally recruited by Mr. Schrager.

Ms. Corona serves on a number of non-profit boards, including Boardroom Bound as Treasurer, Women's Leadership Exchange's Executive Advisory Committee, and previously the Network of Executive Women in Hospitality where she was Fundraising Chair and Vice President of the New York Chapter. Ms. Corona received her Bachelors of Science in Accounting from Brooklyn College, NY.

‘‘I would like to welcome our new board members. Their professional experience, expertise, and ‘‘new eyes’’ to this company and the opportunity it offers are most timely,’’ said Chairman and Chief Executive Officer, Timothy M. Aitken.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The company also supplies medical-grade oxygen in the form of cylinders and concentrators to patients in the U.K.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Allied Healthcare:
(212) 750-0064

Investor Contact:
Adam Holdsworth/Kevin Murphy
The Investor Relations Group
(212) 825-3210